Exhibit A

FOR IMMEDIATE RELEASE
Friday, March 15, 1996

For Information Contact:
David Morris, GCI, 907.229.5941
Bonnie Bernholz, 907.561.4488

               GCI TO ACQUIRE THREE LEADING ALASKA CABLE COMPANIES

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         ANCHORAGE,  AK - General  Communication,  Inc. (GCI) announced today it has signed three letters of intent to acquire three Alaska cable companies that offer cable television service to more than 101,000 subscribers serving 74 percent of households throughout the state.

         Ron Duncan, president of GCI said GCI will acquire Prime Cable of Alaska, Alaska Cablevision, Inc. of Kirkland, Washington and Alaskan Cable Network. Prime Cable operates the state's largest cable television system including stations in Anchorage, Bethel, Kenai and Soldotna. Alaska Cablevision owns and operates cable stations in Petersburg, Wrangell, Cordova, Valdez, Kodiak, Homer, Seward, Nome and Kotzebue. Jake Kent Cooke's wholly owned Alaskan Cable Network operates stations in Fairbanks, Juneau, Ketchikan and Sitka.

         The total purchase price is $280.7 million. According to terms of the agreements, GCI will issue 16.3 million shares of Class A Common stock to the owners of the three cable companies valued at $105.7 million. The balance of the purchase will be provided by approximately $175 million of bank financing. Additional capital will be provided from the sale of 2 million shares of GCI Class A Common Stock to MCI Telecommunications Corporation for $6.50 per share.

         In making the announcement, Duncan said three separate letters of intent were executed yesterday. The transaction should be finalized in about a month at which time GCI will apply to the Alaska Public Utilities Commission
(APUC) to transfer the licenses of the cable companies. Once all regulatory approvals are granted, the cable companies will be consolidated into a single organization owned by GCI.

         Duncan said the recently passed Telecommunications Act of 1996 allows providers to expand their current level of services by entering into new, previously protected business areas. Among other efficiencies, the new federal legislation allows

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open competition  among local telephone  providers,  long distance  carriers and cable television companies.

         "The world of telecommunications is rapidly changing, and the once-distinct lines drawn between telephone and cable services are beginning to merge," Duncan said. "This acquisition allows us to integrate cable services and enables us to bring more information not only to more customers, but in a manner that is quicker, more efficient and more cost effective than ever before."

         Duncan said the purchase will consolidate operations and offer a platform for developing new customer products and services over the next two years.

         "We at Prime Cable of Alaska view the merger with GCI as a positive step toward providing additional opportunities to our employees and ultimately providing technological enhancements and services to our customers," said Marty Robinson, vice president and general manager of Prime Cable of Alaska. "We believe this merger is a clear indication of both Prime Cable and GCI's continued commitment to our customers and to the state of Alaska."

         Mike Roberge, Alaska Cablevision president said, "This is much more than an acquisition. From our cable perspective, the new GCI venture will bring much needed scale, as well as new operating efficiencies to our operations. Alaska Cablevision welcomes the opportunities afforded in folding our cable operations in with that of Prime Cable and Alaskan Cable Network. We can only view this as great news for our customers, our employees and our shareholders."

         Jerry Parker, regional manager of Alaskan Cable Network, said, "I think the consolidation of GCI and the three largest cable television companies in Alaska will be of tremendous advantage as communication needs continue to expand, and we look forward in joining this exciting new venture."

         GCI is an Alaska-based telecommunications company. Founded in 1979, GCI began offering long distance telephone service in November 1982. During GCI's nearly 13 years of service, it has grown from a small interstate long distance company to one that serves more than 90,000 customers.


                                      # # #

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                       FINANCIAL TERMS OF THE ACQUISITION

Terms
Cash                                    $ 72,000,000
Assumption of Debt                      $103,000,000
Convertible Note                        $ 10,000,000
     (convertible into 1.538
      million shares of GCI
      Class A Common Stock)
Issuance of 14,723,077 Shares of
GCI Class A Common Stock valued
at $6.50 per share                      $ 95,700,000
                                        ------------

Total Acquisition Price                 $280,700,000

Other

- MCI to acquire 2,000,000 shares of GCI Class A Common Stock at a price of $6.50 per share

- Carrier contracts for the carriage of MCI traffic by GCI and the carriage of GCI traffic by MCI extended for three years through March 31, 2001

- Major GCI shareholders after closing of transactions and conversion of convertible note:

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                                            Percentage of Outstanding Shares

MCI ..................................................   23 percent
Prime Group ..........................................   28 percent
GCI Employees/Management .............................    9 percent
Jack Kent Cooke ......................................    7 percent
Rock Group ...........................................    4 percent
Wellington Management Co. ............................    3 percent
Others ...............................................   26 percent
                                                        -----------

Total ................................................  100 percent


LOCATIONS:

Prime Cable                Alaskan Cable Network             Alaska Cablevision
-----------                ---------------------             ------------------
Anchorage Area             Fairbanks                             Petersburg
Bethel                     Juneau                                Wrangell
Kenai                      Ketchikan                             Cordova
Soldotna                   Sitka                                 Valdez
                                                                 Kodiak
                                                                 Nome
                                                                 Kotzebue
                                                                 Homer
                                                                 Seward

         * Number of homes passed/subscribers:   160,000/101,000


1995 Revenues
-------------
GCI                                 $129,000,000
Cable Companies                     $ 54,000,000
                                    ------------
          Total                     $183,000,000


        Estimated operating cash flow of cable companies at closing: $29,400,000

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Number of Employees
-------------------
GCI                                 430
Cable Companies                     220

                                    ----
         Total                      650


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